Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD RAISES QUARTERLY DIVIDEND BY 20%

Newport Beach, CA – December 12, 2022 – American Vanguard Corporation (NYSE: AVD) announced that its Board of Directors has declared a cash dividend in the amount of $0.03 per share of the company’s common stock to shareholders of record as of December 28, 2022, for distribution on January 11, 2023.

Chairman and CEO Eric W. Wintemute commented, “In light of our strong financial performance during 2022 and a promising outlook for 2023, we are pleased to increase our quarterly cash dividend by 20%, to $0.03 per share. This dividend payment continues our history of providing cash returns to shareholders based on successful operational and financial performance. The quarterly dividend reflects the confidence that the Board of Directors has in our core business, our overall financial strength, and the substantial prospects of our strategic growth initiatives. We appreciate the continuing support of our shareholders, as we develop and deliver important solutions that enhance agricultural productivity, safeguard public health, and facilitate environmental sustainability. We look forward to updating stockholders at our next earnings call in early March 2023.”

Annual Cash Dividend Payments:	Based on Date of Cash Distribution
2023 — Payments (including pending)	$0.030
2022 — Full Calendar Year	$0.095
2021 — Full Calendar Year	$0.080
2020 — Full Calendar Year - (Pandemic Impacted)	$0.040
2019 — Full Calendar Year	$0.080
2018 — Full Calendar Year	$0.075
2017 — Full Calendar Year	$0.055

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops, manufactures and markets solutions for crop protection and nutrition, turf and ornamentals management, commercial and consumer pest control. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac.com	Lcati@equityny.com